Exhibit 5.1

July 15, 2024

Astrana Health, Inc.

1668 S. Garfield Avenue, 2nd Floor

Alhambra, California 91801

Re:         Registration Statement on Form S-3 (File No. 333-274013); 341,416 shares of common stock

Ladies and Gentlemen:

We have acted as counsel to Astrana Health, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 341,416 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that certain individuals have the contingent right to receive upon the achievement of certain targets by Asian American Medical Group, a California professional medical corporation (“AAMG”), during each of the year ended December 31, 2023 and year ending December 31, 2024 (the “Earn-Out Shares”), pursuant to that certain Purchase Agreement, dated September 2022, by and among the Company, AAMG and the other parties thereto (the “Purchase Agreement”), that may be sold by certain selling stockholders as described in the Prospectus (as defined below), all of which Earn-Out Shares, once issued, may be sold from time to time and on a delayed or continuous basis, as described in Prospectus. The offering and sale of the Earn-Out Shares is covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), a base prospectus dated August 16, 2023 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”) and a prospectus supplement dated July 15, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In rendering this opinion, we have examined copies of (a) the Company’s Restated Certificate of Incorporation, as amended, (b) the Company’s Amended and Restated Bylaws, (c) the Registration Statement and Prospectus, (d) the Purchase Agreement, and (e) copies of such other agreements, documents, instruments, and records as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company. We have also assumed that, before the Earn-Out Shares are issued, the Company will not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its then-effective certificate of incorporation such that the number of unissued shares of Common Stock authorized under the certificate of incorporation is less than the number of the Earn-Out Shares.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Earn-Out Shares have been duly authorized by all necessary corporate action of the Company and, when and if issued pursuant to the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion that the Company is obligated to issue Earn-Out Shares under the Purchase Agreement at any time. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Earn-Out Shares, the Registration Statement, the Base Prospectus or the Prospectus Supplement.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated July 15, 2024 and to being named under the caption “Legal Matters” contained in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP